Exhibit 1.2

LIMITED GUARANTEE

This LIMITED GUARANTEE dated October 16, 2017 (this “Limited Guarantee”) is made by NRD PARTNERS II, L.P., a Delaware limited partnership (the “Guarantor”) in favor of Ruby Tuesday, Inc., a Georgia corporation (the “Guaranteed Party”).

1.                  GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, RTI Holding Company, LLC, a Delaware limited liability company (“Parent”) and RTI Merger Sub, LLC, a Georgia limited liability company and wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Merger Subsidiary will merge with and into the Guaranteed Party, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of (i) the obligation of Parent to pay the Parent Termination Fee (when and to the extent payable pursuant to the terms of the Merger Agreement), (ii) the obligation of Parent to pay the interest, cost and expenses, if any, contemplated by Section 11.05(d) of the Merger Agreement, (iii) the obligation of Parent to reimburse the Guaranteed Party’s and its Subsidiaries’ expenses and costs incurred in connection with Section 8.02(e) of the Merger Agreement, and (iv) Parent’s obligation to pay transfer, documentary, sales, use, stamp, registration and other such Taxes and fees pursuant to Section 11.03 of the Merger Agreement (collectively, the “Obligations”). Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement.

If Parent fails to pay the Obligations when due, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect the Obligations from the Guarantor. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent or Merger Subsidiary.

The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder if (i) the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such litigation or proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder.

2.                  NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Subsidiary becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectability. Nothing in this Limited Guarantee shall limit in any way the right of the Guaranteed Party to seek an injunction or injunctions or any other equitable relief in connection with breaches of this Limited Guarantee or of the Merger Agreement under Section 11.14 of the Merger Agreement. The Guarantor reserves the right to assert defenses which Parent or Merger Subsidiary may have under the terms of the Merger Agreement or as a result of a breach of the Merger Agreement or this Limited Guarantee by the Guaranteed Party, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Subsidiary and other defenses expressly waived hereby.

3.                  CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Subsidiary for the extension, renewal, payment, compromise, modification, amendment, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or Merger Subsidiary without in any way impairing or affecting this Limited Guarantee; provided, however, that nothing contained in this Limited Guarantee is intended to modify or supersede the Merger Agreement. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place, manner or terms of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, the Equity Commitment Letter or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent or Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Subsidiary or any other Person interested in the transactions contemplated in the Merger Agreement; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Parent, Merger Subsidiary or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the

Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and Merger Subsidiary in accordance with Section 11.01 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than the defenses available to Parent or Merger Sub under the Merger Agreement, or upon a breach by the Guaranteed Party of the Merger Agreement or this Limited Guarantee, including fraud by the Guaranteed Party). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor covenants and agrees that it will not institute, or permit any of its controlled Affiliates to institute, any proceeding asserting that this Limited Guarantee or any portion hereof is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Subsidiary that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under, on with or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Subsidiary, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Subsidiary, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all Obligations shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under, in respect of or in connection with this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under, in respect of or in connection with this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Subsidiary are relieved of any of their payment obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee but only to the same extent Parent or Merger Subsidiary are so relieved.

4.                  NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.                  REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)                (i) the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) the Guarantor has all necessary power and authority to execute, deliver and perform this Limited Guarantee, and (iii) the execution, delivery and performance of this Limited Guarantee have been duly authorized and approved by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)               all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)                this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)               the Guarantor has, and will have at all times during the effectiveness of this Limited Guaranty, the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Obligations shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.                  NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign, delegate or otherwise transfer any of its rights, interests or obligations hereunder to any other Person (including by operation of law) without the prior written consent of the other party hereto; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder, without the prior written consent of the Guaranteed

Party, to an affiliate or to an entity managed or advised by an affiliate of the Guarantor; provided, further, that no such assignment, delegation or transfer shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7.                  NOTICES. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

If to the Guarantor, to:

NRD Partners II, L.P.

4170 Ashford Dunwoody Road, Suite #390

Atlanta, GA 30319

Attention: Aziz Hashim

E-mail: ahashim@nrdcapital.com

with a copy to:

Cheng Cohen LLC

311 North Aberdeen Street

Suite 400

Chicago, Illinois 60607

Attention: Amy Cheng

E-mail: amy.cheng@chengcohen.com

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.                  CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until the Obligations have been satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee upon the consummation of the Closing.

9.                  NO RECOURSE.

(a)                Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that each of the Guarantor may be a partnership or a corporation, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that: (i) no person or entity other than the Guarantor has any obligations under this Limited Guarantee, and (ii) neither the Guaranteed Party nor any of its affiliates has any right of recovery against, and no liability shall attach to, the former, current or future directors, officers, employees, agents, members, managers, partners, affiliates, or assignees of the Guarantor (collectively, but not including the

Guarantor, Parent or Merger Subsidiary, each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

(b)               The Guaranteed Party acknowledges that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive termination of this Limited Guarantee.

(c)                The provisions of this Section 9 shall not apply in the case of any fraud, in the circumstances provided in Section 10.02(ii) of the Merger Agreement, or the enforcement of the Equity Commitment Letter.

10.              CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the undersigned solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor. Notwithstanding the foregoing, the Guaranteed Party may make or issue any public statement, press release, filing or other communication as the Guaranteed Party may reasonably determine, upon the advice of legal counsel, is or may be required by applicable law or any listing agreement with or rule of any national securities exchange or association; provided, the Guaranteed Party first notifies the Guarantor to the extent permitted under applicable law or listing agreement with or rule of any national securities exchange or association.

11.              AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.              ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof.

13.              GOVERNING LAW; SUBMISSION TO JURISDICTION. This Limited Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Limited Guarantee (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and appellate courts thereof), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that providing notice to such party as provided in Section 7 shall be deemed effective service of process on such party.

14.              WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.              COUNTERPARTS. This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile, email or other electronic transmission, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Limited Guarantee shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Limited Guarantee shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

16.              SEVERABILITY. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect.

17.              HEADINGS. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

NRD PARTNERS II, L.P. By: NRD Partners II GP, LLC, its general partner

By:	/s/ Aziz Hashim Name: Aziz Hashim Title: Managing Member

Accepted and Agreed to:

RUBY TUESDAY, INC.

By:	/s/ Rhonda Parish Name: Rhonda Parish Title: Chief Legal Officer & Secretary

[Signature Page to Limited Guarantee]